Statement Re:  Computation of Net Loss Per Common Share

                                                                                Year Ended December 31,
                                                                 --------------------------------------------------
                                                                    1996               1995               1994
                                                                 --------------------------------------------------
Average shares outstanding                                       10,951,823          8,476,126           6,555,441


Adjustments for issuance of common stock and other instruments within one year of the initial filing of the registration statement:


     Common stock issued                                                                                   203,533
     Common stock options granted                                                       82,445             333,455
     Common stock issuable upon conversion
      of preferred stock issued                                                        426,470           1,705,882
     Common stock issuable upon conversion
      of preferred options granted                                                     118,464             473,855
                                                                 ----------          ---------           ---------

Weighted average shares used in calculating per share data       10,951,823          9,103,505           9,272,166


Net loss attributable to common stockholders                    (28,565,075)       (26,915,178) (b)     (7,964,918) (a)


Net loss per common share                                             (2.62)            ($3.07)             ($0.86)

(a) Adjusted to add back the preferred stock dividend based upon assumed conversion of preferred stock to common stock issued within one year of filing for an initial public offering.

(b) Assuming conversion of preferred stock and options and the add back of preferred stock dividend for the period ended March 31, 1995.